Exhibit 99.1

SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2016

SECTION 1                                                      SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2016, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by

Aurel Tess, CPA, CGA Provincial Comptroller

September 14, 2016

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of the Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2016, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2016, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Original document signed by Norm Ricard

September 14, 2016	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2016

		($ millions)
SCHEDULE		2016	2015
			Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	2,415	1,983
	Temporary investments (Note 2)	194	215
1	Amounts receivable	1,621	1,642
	Inventories for resale	83	79
	Portfolio investments (Note 3)	1,567	1,841
2	Loans and advances	1,402	1,251
3	Equity in government business enterprises (Note 4)	3,281	3,194

	Total Financial Assets	10,563	10,205

	LIABILITIES

4	Borrowings	25,438	23,257
5	Accounts payable, accrued charges, provisions and unearned revenue	4,204	4,204
6	Pension liability (Note 5)	2,354	2,245

	Total Liabilities	31,996	29,706

	NET DEBT	(21,433)	(19,501)

	NON-FINANCIAL ASSETS
	Inventories held for use	76	59
	Prepaid expenses	59	58
7	Tangible capital assets	12,486	11,461

	Total Non-Financial Assets	12,621	11,578

	ACCUMULATED DEFICIT	(8,812)	(7,923)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2016

	($ millions)
	2016		2015
	Budget	Actual	Actual
			Restated
REVENUE
Income taxes:
Corporation income tax	590	516	562
Individual income tax	3,262	3,261	3,117
Other taxes:
Retail sales tax	2,292	2,269	2,205
Fuel taxes	346	332	334
Levy for health and education	350	333	321
Education property tax	493	711	663
Other taxes	640	605	579
Fees and other revenue	2,140	2,236	2,183
Federal transfers:
Equalization	1,738	1,738	1,750
Canada Health and Canada Social Transfers	1,698	1,697	1,621
Shared cost and other	445	385	438
Net income from government business enterprises (Schedule 3)	759	713	921
Sinking funds and other investment earnings	210	258	269

Total Revenue (Schedule 9)	14,963	15,054	14,963

EXPENSES
Health	6,088	6,244	5,976
Education	3,788	3,989	3,838
Family Services	1,151	1,190	1,111
Community, Economic and Resource Development	2,427	2,285	2,265
Justice and Other Expenditures	1,239	1,337	1,362
Debt Servicing (Note 8)	842	855	841

Total Expenses (Schedule 9)	15,535	15,900	15,393

In - Year Adjustment/Lapse*	(150)	—	—

NET LOSS FOR THE YEAR	(422)	(846)	(430)

* Note:	Adjustments/Lapse was budgeted as an increase in revenue and/or a decrease in expenditures. Actual results are represented within the Revenue and Expenditure items in the revenue categories and expenditure sectors listed above.

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2016

	($ millions)
	2016 Actual	2015 Actual Restated
Opening accumulated deficit, as previously reported	(7,385)	(6,614)
Changes in accounting policy (Note 1D(vii))	(610)	(505)
Adjustment to accumulated deficit (Note 16)	72	72

Opening accumulated deficit, as restated	(7,923)	(7,047)
Other comprehensive loss (Schedule 3)	(43)	(446)
Net loss for the year	(846)	(430)

Closing accumulated deficit	(8,812)	(7,923)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2016

	($ millions)
	2016		2015
	Budget	Actual	Actual Restated
Net loss for the year	(422)	(846)	(430)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,331)	(1,702)	(1,534)
Amortization of tangible capital assets	604	624	595
Disposal of tangible capital assets	—	53	62

Net acquisition of tangible capital assets	(727)	(1,025)	(877)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	(17)	3
Decrease (Increase) in prepaid expenses	—	(1)	—

Net acquisition of other non-financial assets	—	(18)	3

Other comprehensive loss (Schedule 3)	—	(43)	(446)

(Increase) in Net Debt	(1,149)	(1,932)	(1,750)

Net Debt, beginning of year, as previously reported	(18,775)	(18,963)	(17,318)

Changes in accounting policy (Note 1D(vii))	(502)	(610)	(505)

Adjustment to accumulated deficit (Note 16)	—	72	72

Net Debt, beginning of year, as restated	(19,277)	(19,501)	(17,751)

Net Debt, end of year	(20,426)	(21,433)	(19,501)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2016

	($ millions)
	2016	2015
		Restated
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(846)	(430)
Changes in non-cash items:
Temporary investments	21	(13)
Amounts receivable	38	(1)
Valuation allowance	(20)	(22)
Inventories	(21)	(1)
Prepaids	(1)	—
Accounts payable, accrued charges, provisions and deferrals	—	202
Pension liability	109	207
Amortization of foreign currency fluctuation	6	6
Amortization of debt discount	(62)	(107)
Unamortized losses on derivative contracts	11	96
Loss on disposal of tangible capital assets	53	62
Amortization of tangible capital assets	624	595

	(88)	594
Other comprehensive loss (Schedule 3)	(43)	(446)
Changes in equity in government business enterprises (Schedule 3)	(87)	121

Cash provided by operating activities	(218)	269

Capital Activities
Acquisition of tangible capital assets	(1,702)	(1,534)

Cash used in capital activities	(1,702)	(1,534)

Investing Activities
Investments purchased	(2,811)	(2,810)
Investments sold or matured	1,035	1,585

Cash used in investing activities	(1,776)	(1,225)

Financing Activities
Debt issued	6,502	5,556
Debt redeemed	(2,374)	(2,683)

Cash provided by financing activities	4,128	2,873

Increase in cash and cash equivalents	432	383
Cash and cash equivalents, beginning of year	1,983	1,600

Cash and cash equivalents, end of year	2,415	1,983

Supplementary information:
Interest received	254	270

Interest paid	888	849

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2016

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

Effective April 1, 2015, all GBEs have adopted International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). IFRS standards are not required to be adopted by senior governments.

On January 30, 2014, the IASB issued a new interim standard, IFRS 14 Regulatory Deferral Accounts. This standard allows GBEs to continue to use their existing rate regulated accounting practices upon adoption of IFRS until the IASB completes its comprehensive project on rate regulated accounting. This standard becomes effective January 1, 2016; however, early adoption is permitted. Manitoba Hydro adopted IFRS 14 upon its transition to IFRS on April 1, 2015.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)	Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(iv)	Financial Assets

(1) Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2) Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3) Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3) Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs.

The amount of the liabilities for severance, the Long Term Disability Income Plan and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience to extrapolate a liability based upon expected future utilization of currently accumulated benefits. The liability is recognized under salaries and benefits.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5) Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where Government’s responsibility is not determinable, a contingent liability may be disclosed.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis and is reduced by estimated recoveries from third-parties. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government will measure the liability using present value techniques when cash flows are expected to occur over extended future periods.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artefacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in the Government’s financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	3 to 15 years

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Changes in Accounting Policy

Manitoba Hydro adopted IFRS on April 1, 2015, with a transition date of April 1, 2014. This transition to IFRS resulted in an increase in the Government’s opening accumulated deficit and net debt of $610 million (2015 - $505 million). These adjustments are primarily related to the measurement of employee future benefits under IAS 19 – Employee Benefits. Manitoba Hydro previously deferred actuarial gains and losses using the corridor method of amortization. Actuarial gains and losses are now recognized immediately in other comprehensive income. In addition, both vested and unvested sick leave and severance liabilities are now recorded; previously, only legally vested obligations were recognized. The transition to IFRS increased the 2015 net income by $22 million due to various adjustments and increased the other comprehensive loss by $127 million.

(viii)	Classification by Sector

The Province reports operational results under the following sectors; health, education, family services, community economic and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The family services sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The community, economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accrual for Federal shared cost programs, accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods, and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2016	2015
Temporary investments	194	215

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2016	2015
Sinking funds	1,227	1,348
Other investments	325	472
Unamortized termination losses on derivative contracts	15	21

	1,567	1,841

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2016, the market value of portfolio investments was $1,580 million (2015 - $1,903 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2016		2015
	Book	Fair	Book	Fair
	Value	Value	Value	Value
Government of Canada, direct and guaranteed	8	8	45	46
Provincial, direct and guaranteed	1,111	1,108	1,179	1,167
Municipal	99	99	99	99
Corporate	9	9	25	26

	1,227	1,224	1,348	1,338

Investment revenue earned on sinking funds during the year was $40 million (2015 - $47 million). The sinking funds are allocated as follows:

	($ millions)
	2016	2015
Sinking funds	1,233	1,389
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(6)	(41)

Total sinking funds held in portfolio investments	1,227	1,348

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

3.	PORTFOLIO INVESTMENTS (Continued)

Other Investments

	($ millions)
	2016	2015
Guaranteed investment certificates	21	41
Bonds – Government of Canada, provincial and municipal	75	119
Bonds – Corporate	75	128
Equity investments	129	154
Investments in real estate	25	30

	325	472

As at March 31, 2016 the market value of other investments was $356 million (2015 - $565 million). Other investments earned $24 million during the year (2015 - $40 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise which provides public utility services for a fee. This category includes Manitoba Hydro-Electric Board.

Insurance	An enterprise which provides insurance coverage services to the public for a fee. This category includes Manitoba Public Insurance, Workers Compensation Board of Manitoba and Deposit Guarantee Corporation of Manitoba.

Finance	Enterprises which provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public. This category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro - Electric Board	-	March 31, 2016
Manitoba Liquor and Lotteries Corporation	-	March 31, 2016
Manitoba Public Insurance	-	February 29, 2016
Workers Compensation Board	-	December 31, 2015
Deposit Guarantee Corporation of Manitoba	-	December 31, 2015

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES (continued)

	($ millions)
	2016	2015
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	269	252
Manitoba Hydro-Electric Board	2,052	2,059
Manitoba Public Insurance Corporation	378	410
Workers Compensation Board of Manitoba	565	457

	3,264	3,178

Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	12	11

	17	16

Equity in Government Business Enterprises	3,281	3,194

5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2016, the pension liability for the Civil Service Superannuation Plan was $827 million (2015 - $775 million) and the pension liability for the Teachers’ Pension Plan was $1,434 million (2015 - $1,406 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $151 million (2015 - $139 million). At December 31, 2015 the Plan had an excess of net assets available for benefits over pension obligations of $212 million.

As at March 31, 2016, the total pension liability being reflected in the summary financial statements was $2,354 million (2015 -$2,245 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

5.	PENSION PLANS (Continued)

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2015 audited financial statements of CSSF. At December 31, 2015, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $700 million (2014 - $690 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased .5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.2% of teacher’s contributions are used to fund basic benefits and 16.8% of teachers contributions are allocated for funding indexing benefits. The Province funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada to a maximum of 5.33%.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2015 audited financial statements of Teachers’ Retirement Allowances

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

5.	PENSION PLANS (Continued)

Fund (Fund). At December 31, 2015, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,281 million (2014 - $1,271 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	Other Government Plans

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

5.	PENSION PLANS (Continued)

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	Other Pension Plans

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The December 2009 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position which the University is funding over fifteen years at an annual additional payment of $5 million.

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during 2015.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by  1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age of the retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised the University of Manitoba it was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional current service cost payments required are based on a percentage of employee contributions. The total payment for fiscal 2016 was $4 million (2015 - $3 million).

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

5.	PENSION PLANS (Continued)

are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2014 the Plan had a going-concern deficiency of $15 million, which the University is addressing by making annual deficiency payments of $2 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year. For 2016, the yearly maximum contributory earnings are $115,220.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

5.	PENSION PLANS (Continued)

(approximately 10%). As a result, employer contributions equal approximately 111.6% of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings.

The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan.

The School District shall contribute in accordance with the terms of the collective agreement such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $42 per month per year of service. For clerical workers, the pension benefit is $37 per month per year of service.

E.	Government Business Enterprises

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

6.	CONTINGENCIES

A.	Contingent Liabilities

i)	Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2016 in the accounts where the final results are uncertain.

ii)	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2016 audited financial statements indicate that CBS has established two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE).

CBSI provides insurance coverage up to $250 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2016 total $414 million (2015 - $414 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2016 is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $750 million in excess of the $250 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $750 million. The members have each issued an indemnity to CBSE on their pro rata share of the $750 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $35 million. The Government is not aware of any proceedings which could lead to a claim against it under the indemnity given to CBSE.

iii)	Treaty Land Entitlement Obligations

The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition) for reserve creation. As of March 31, 2016, the Entitlement First Nations have collectively selected and acquired approximately 1,059,864 acres of Crown lands and other lands. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute. To meet this obligation, the government of Manitoba has made available or transferred to the Government approximately 709,419 acres of provincial Crown lands for the purposes of reserve creation for Entitlement First Nations.

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydro-electric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. Manitoba Hydro recognizes a liability for future mitigation payments, where the amounts are determinable; however, the organization also anticipates further mitigation issues, the outcomes of which are not determinable at this time. No provision has been included for these items as of March 31, 2016.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

6.	CONTINGENCIES (continued)

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2016	2015
Canadian Museum for Human Rights	25	16	16
Manitoba Agricultural Services Corporation (Note 6B.i)	—	84	79
Manitoba Student Aid Program (Note 6B.ii)	20	—	—
Manitoba Housing and Renewal Corporation (Note 6B.iii)	20	10	10
Triple B Stadium Inc.	37	6	—
Other	17	7	6
Manitoba Grow Bonds		3	3

Total guarantees outstanding		126	114

A provision for future losses on guarantees in the amount of $18 million (2015 - $19 million) has been recorded in the accounts.

Note 6B i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed 25% of the maximum amount advanced under this program.

Operating Credit Guarantees for Rural Small Business	Each participating lending institution is guaranteed the lesser of 25% of the maximum amount advanced or 75% of the lender’s actual eligible loss.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Enhanced Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

6.	CONTINGENCIES (continued)

Note 6B ii) Manitoba Student Aid Program

The Government guarantees three types of student loans, as follows:

Loan type	Nature of loan
Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed, if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

Note 6B iii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2016 outstanding guarantees under this authority totalled $10 million (2015 - $10 million).

C.	Government Business Enterprise Guarantees

As at March 31, 2016, Manitoba Hydro has outstanding Manitoba HydroBonds and Manitoba Hydro-Electric Board Bonds amounting to $171 million (2015 - $233 million). These bonds carry fixed and variable coupon rates that range from 1.25% to 10.00%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $106 million (2015 - $169 million) of these outstanding bonds.

Manitoba Hydro provides guarantees to counterparties as part of its use of natural gas derivative commodity contracts. Guarantees issued at March 31, 2016 totalled $368 million (2015 - $361 million) and do not have specific maturity dates. Letters of credit in the amount of $68 million (2015 - $67 million) for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba has guaranteed $25 billion in credit union deposits at the end of December 31, 2015 (December 31, 2014 - $24 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2017	2018	2019	2020	2021	2022 and beyond	Total
Government departments, Crowns and Special Funds	697	370	317	266	241	375	2,266
Government Business Enterprises	10	10	9	8	7	43	87

Total	707	380	326	274	248	418	2,353

Other significant obligations not included in the table are:

Crown Corporations

Crowns of the Province have entered into contractual arrangements related to construction projects totalling $516 million (2015 - $602 million).

Government Business Enterprise Contractual Obligations

Manitoba Hydro has energy purchase commitments of $1,454 million (2015 - $1,499 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2020. In addition, other outstanding commitments principally for construction, are approximately $3,581 million (2015 - $3,567 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $21 million (2015 - $21 million) related to the head office relocation, casino and retail liquor store construction projects.

Workers Compensation Board has contractual agreements to contribute funding to a maximum of $13 million (2015 - $43 million) to specific investment projects. These will be financed from their existing investment portfolio or from available cash.

8.	DEBT SERVICING

Debt servicing costs of $855 million (2015 - $841 million) are net of interest recoveries from GBEs of $642 million (2015 - $562 million), interest on provincial debt held as investments of $13 million (2015 - $16 million) and includes $36 million (2015 - $33 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $632 million (2015 - $561 million) are reported in Schedule 3.

9.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As of March 31, 2016, the Government has loans repayable to the Government of Canada of $175 million (2015 - $240 million). Payment is due five years after receipt. The Government is charged an administrative fee for each loan.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2016 amounts held in trust were as follows:

	($ millions)
	2016	2015
Fiduciary Trusts	610	546
Custodial Trusts	142	136
Estates and Trusts under Administration	250	249

	1,002	931

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities.

Estates and Trusts under Administration

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. During the year the Public Guardian and Trustee earned fees of $7 million for services provided to the estates and trusts (2015 - $7 million). The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $21 million (2015 - $27 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (continued)

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2016 was 92% at fixed rates and 8% at floating rates (2015 - 89% at fixed rates and 11% at floating rates). A one percent (100 basis points) movement in interest rates on the 8% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $20 million (2015 - $25 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2016 the Government has a gross credit risk exposure related to derivatives of $372 million (2015 - $406 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2016		2015
	Notional	Fair	Notional	Fair
	Value	Value	Value	Value
Interest rate and cross currency swaps	42,230	(1,079)	39,057	(768)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	Accounts Receivable and Loans and Advances

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	Investments

MPI holds $797 million (2015 - $831 million) of Provincial bonds and debentures with maturities ranging from 2016 to 2052 and interest rates ranging from 1.03% to 8.69%.

C.	Water Power Rentals

Water power rental fees charged to Manitoba Hydro, in the amount of $117 million (2015 - $117 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

D.	Fees on Government Guarantees

Manitoba Hydro remitted $122 million (2015 - $109 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $28 million (2015 - $28 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $24 million (2015 - $24 million) and motor vehicle registration fees totalling $183 million (2015 - $180 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended December 31, 2015 was $9 million (December 31, 2014 - $10 million).

Manitoba Liquor and Lotteries Corporation provided $7 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2016 (2015 - $7 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2015 - $5 million) in funding to the Liquor and Gaming Authority of Manitoba and the Crown Corporations Council through the payment of annual license fees and levies.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

Manitoba Hydro paid the Province $73 million (2015 - $65 million) for Corporation Capital Tax.

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2016	2015
Severance	440	422
Long term disability income plan	35	26
Workers compensation claims	36	30

	511	478

The severance liability is valued using discount rates that range from 2.5% to 6.5% and salary increase rate which range from 2.5% to 3.75%. Unamortized actuarial gains and losses are amortized over EARSL. Periods range from 4 to 15 years. As of March 31, 2016 unamortized losses were $10 million.

The long term disability income plan is valued using a discount rate of 3.8%. Actuarial gains and losses are recognized to income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2015 valuation was prepared using a discount rate of 5.7% and a salary increase rate of 3.7%. Actuarial gains and losses are recognized into income as they occur.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $228 million in special warrants related to the Core Government. The original budget estimate amounts plus the $228 million in special warrants becomes the revised estimates, against which expenses in excess of legislative authority are determined.

Based upon the revised estimates, the following departments were over-expended as a result of adjustments made after March 31, 2016:

($ millions)
Part A – Operating Expense:

Employee Pensions and Other Costs	17
Health, Healthy Living and Seniors	55
Mineral Resources	16
Other Appropriations	53

Part B – Capital Investment:

Infrastructure and Transportation	22

15.	LIABILITY FOR CONTAMINATED SITES

	($ millions)
	2016	2015
Liability for contaminated sites	290	293

As of March 31, 2016 the Province has identified 425 sites which require or likely require remediation from contamination. The liability includes sites associated with mining activities, mineral exploration, highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas. The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX (benzene, toluene, ethylbenzene and xylenes), toxic heavy metals, polychlorinated

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

biphenyl (PCBs) and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination. Remediation at 2 sites requires the operation of water treatment plants for the next 25 years. Expenditures of $67 million for the future operation of the water treatment plants have been discounted at 3.9% over the next 25 years.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2016.

16.	ADJUSTMENTS TO ACCUMULATED DEFICIT

During the year, the Government identified that costs eligible for recovery under the Federal Government’s Disaster Financial Assistance program had not been recognized as revenue in the year the costs were incurred. The eligible costs related to the 2009 and 2011 spring floods. The Government corrected this error by recognizing the revenue in the appropriate periods. As a result, the receivable from the Government of Canada has increased by $72 million (2015 - $72 million). Prior year results have been restated.

17.	COMPARATIVE FIGURES

Certain 2015 financial statement figures have been reclassified to be consistent with the 2016 presentation.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2016

	($ millions)
	2016	2015
TAXATION:
Income taxes	216	205
Retail sales tax	236	230
Other taxes	126	112

	578	547

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	449	485
Other	339	357

	788	842

OTHER:
Health and social services	169	152
Government business enterprises	57	81
Sundry departmental revenue	105	129
Other	142	126

	473	488

	1,839	1,877

Less: Allowances	218	235

Total Amounts Receivable	1,621	1,642

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2016

	($ millions)
	2016	2015
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	14,436	12,485
Manitoba Liquor and Lotteries Corporation	369	342

	14,805	12,827
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	14,436	12,485

	369	342

OTHER:
Loans and mortgages - Note a	823	717
Stadium loan - Note b	135	136
Manitoba student loans - Note c	104	89
Family services agencies - Note d	31	29
Other	1	2

	1,094	973

TOTAL LOANS AND ADVANCES	1,463	1,315
Less: Valuation allowance	61	64

NET LOANS AND ADVANCES	1,402	1,251

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2063, bearing interest at either:

i)	fixed with rates ranging from 1.75% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.90% and the highest set at 1.14% as at March 31, 2016.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2046, bearing interest rates ranging from 2.63% to 9.00%.	584	477

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest rates ranging from 0.0% to 14.25%.	115	116

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 7.38%.	92	91

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2026, bearing interest rates ranging from 4.11% to 8.77%.	32	33

		823	717

Note b	Stadium loan to Triple B Stadium Inc, issued in two phases, payment due in varying annual amounts to 2038 on Phase 1 and 2058 for Phase 2, bearing interest at 4.65%.

Note c	Student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time. Manitoba Student Loans are interest free, effective August 1, 2015.

Note d	Advances to provide family services agencies with advances prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2016

($ millions)

				TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE	2016	2015
					Restated
CHANGES IN EQUITY
Results from Operations:
Revenues from operations	2,281	1,543	1,397	5,221	5,400

Expenses: From operations	1,612	1,462	802	3,876	3,918
Debt servicing	620	—	12	632	561

Total expenses	2,232	1,462	814	4,508	4,479

Net income	49	81	583	713	921
Other comprehensive loss	(56)	13	—	(43)	(446)

Total comprehensive income (loss)	(7)	94	583	670	475
Transfers to the Government	—	—	(583)	(583)	(596)

Net increase in equity in government business enterprises	(7)	94	—	87	(121)

FINANCIAL POSITION
Assets:
Cash and temporary investments	956	52	38	1,046	616
Amounts receivable	372	436	46	854	878
Portfolio investments: Due from Government and government organizations	—	815	—	815	978
Due from others	—	3,627	—	3,627	3,429
Capital assets	17,208	143	385	17,736	15,746
Other assets	1,244	258	70	1,572	1,593

Total assets	19,780	5,331	539	25,650	23,240

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,473	760	165	3,398	3,082
Long-term debt: Owing to Government	14,436	—	369	14,805	12,827
Other borrowings, discounts and deferred transaction costs	91	62	—	153	200
Net pension obligations (assets)	588	395	—	983	950
Future cost of existing claims	—	2,890	—	2,890	2,867

Total liabilities	17,588	4,107	534	22,229	19,926

Equity:
Non-controlling interests	140	—	—	140	120
Equity in government business enterprises	2,052	1,224	5	3,281	3,194

Total equity	2,192	1,224	5	3,421	3,314

Total liabilities and equity	19,780	5,331	539	25,650	23,240

EQUITY COMPRISED OF:
Retained earnings	2,828	1,237	5	4,070	3,940
Accumulated other comprehensive income	(776)	(13)	—	(789)	(746)

Equity in government business enterprises	2,052	1,224	5	3,281	3,194

Note:	For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2016

($ millions)

Fiscal Year of Maturity	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2016	2015
2016	—	—	—	—	—	—	3,828
2017	2,006	649	—	55	1,625	4,335	2,696
2018	2,440	—	—	34	—	2,474	2,503
2019	2,077	579	—	65	—	2,721	2,694
2020	2,371	—	15	20	—	2,406	2,499
2021	3,526	—	—	2	—	3,528	1,773

2016-2021	12,420	1,228	15	176	1,625	15,464	15,993

2022-2026	7,775	389	—	391	—	8,555	5,266
2027-2036	2,944	—	—	—	—	2,944	3,767
2037-2065	12,055	—	477	—	—	12,532	10,321
2017-2053 Crown Organizations	621	—	—	301	—	922	899

2017-2065	23,395	389	477	692	—	24,953	20,253

Total borrowings	35,815	1,617	492	868	1,625	40,417	36,246

Reduced by:
Debt incurred for and repayable by the Manitoba Hydro-Electric
Board						(14,436)	(12,485)
Unamortized debt issue costs						(264)	(202)
Unamortized foreign currency fluctuation						(21)	(27)
Unamortized gains and losses on derivative contracts						269	258
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(527)	(533)

						25,438	23,257

	March 31/16 Cdn $ Valuation (See Notes)	March 31/15 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	30,539	28,119
Foreign issues hedged to Canadian dollars	8,261	6,351
U.S. dollars	1,617	1,776

Total borrowings	40,417	36,246

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:

i)	Fixed with rates ranging from 0.785% to 10.68%.

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.65% and the highest set at 4.19% as at March 31, 2016.

iii)	Floating U.S. - U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the rate currently set at 1.02920% as at March 31, 2016.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2016

	($ millions)
	2016	2015
ACCOUNTS PAYABLE	1,431	1,449

ACCRUED CHARGES:
Interest	207	196
Disaster financial assistance	270	307
Liability for contaminated sites (Note 15)	290	293
Salaries and benefits	905	836
Employee future benefits (Note 13)	511	478
Other	166	207

	2,349	2,317

PROVISION FOR FUTURE LOSSES (Note 6)	19	19

UNEARNED REVENUE	405	419

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	4,204	4,204

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 6
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2016

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2016	2015
			(Note A)	(Note A)	(Note A)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	2,786	3,613	1,413	468	114	8,394	8,020
Current service costs	83	96	61	21	5	266	250
Interest cost on benefit obligation	165	222	78	28	6	499	490
Change in actuarial (gains) losses and reserves	(32)	50	54	3	19	94	87
Plan amendment	—	—	—	—	—	—	2
Benefits paid	(154)	(185)	(118)	(28)	(8)	(493)	(454)

Obligation at end of year	2,848	3,796	1,488	492	136	8,760	8,395

PLAN ASSETS
Plan assets at beginning of year	2,049	2,175	1,376	469	49	6,118	5,715
Employer contributions	93	102	41	12	6	254	241
Employee contributions	—	—	29	10	—	39	39
Transfer of plan assets	4	—	—	—	—	4	3
Plan asset contributions	—	100	—	—	—	100	—
Benefits paid	(154)	(185)	(118)	(28)	(8)	(493)	(453)
Expected return on plan assets	112	121	71	28	3	335	332
Experience gains (losses)	(6)	(99)	(14)	(2)	2	(119)	241

Market value of plan assets	2,098	2,214	1,385	489	52	6,238	6,118
Deferred investment losses (gains)	(112)	(59)	(104)	—	(3)	(278)	(415)

Market related value of plan assets	1,986	2,155	1,281	489	49	5,960	5,703

PENSION LIABILITY
Plan deficit (surplus)	862	1,641	207	3	87	2,800	2,693
Unamortized actuarial gains (losses)	(35)	(207)	(170)	(30)	(16)	(458)	(456)
Surplus adjustments (Note B)	—	—	—	7	5	12	8

Pension liability	827	1,434	37	(20)	76	2,354	2,245

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	83	96	61	21	5	266	250
Interest cost on benefit obligation	165	222	78	28	6	499	490
Return on plan assets	(112)	(121)	(71)	(28)	(3)	(335)	(332)
Employee contributions	—	—	(29)	(10)	—	(39)	(39)
Amortization of actuarial (gains) losses	13	33	15	4	(2)	63	71
Plan amendment	—	—	—	—	—	—	2
Change in surplus adjustments	—	—	—	3	1	4	7

Defined benefit pension plan expense	149	230	54	18	7	458	449

Defined contribution pension plan expense	—	—	5	17	151	173	161

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF PENSION LIABILITY As at March 31, 2016	SCHEDULE 6 (cont’d)

	Civil			Post-	Public
	Service	Teachers’		Secondary	School
	Superannuation	Pension		Education	Division	Other	Total	Total
	Plan	Plan		Plans	Plans	Plans	2016	2015
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	22,700	22,900	—	6,300	4,700	300	56,900	56,100
Number of pensioners	15,200	14,200	—	900	1,800	300	32,400	31,700

Total number of plan members	37,900	37,100		7,200	6,500	600	89,300	87,800

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.25%		5.60% - 5.90%	5.00% - 6.00%	3.80% - 5.50%
Expected long-term rate of return	6.00%	6.25%		5.60% - 5.90%	5.00% - 6.00%	5.00% - 5.50%
Inflation	2.00%	2.00%		2.00% - 2.50%	2.00% - 2.00%	2.00% - 2.00%
Real rate of return	4.00%	4.25%		3.10% - 3.90%	3.00% - 4.00%	1.80% - 3.50%
Rate of salary increase	3.75%	2.75%		2.00% - 3.00%	3.00% - 4.00%	3.50% - 3.75%
Latest valuation	(Note C )	(Note C )		(Note C )	(Note C )	(Note C )

Note A:

Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division. and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec-14	14.1
- Teachers’ Retirement Allowance Plan	Jan-15	11.9
- University of Manitoba Pension Plans	Dec-15	9.0
- University of Winnipeg Pension Plan	Dec-14	7.3
- Brandon University Retirement Plan	Dec-14	8.7
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-14	12.0
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-14	12.0
- Retirement Plan for Employees of Frontier School Division	Dec-14	15.0
- School District of Mystery Lake	Jun-15	16.7
- Members of Legislative Assembly Pension Plan	Mar-15	3.7
- Legislative Assembly Pension Plan	Dec-14	8.0
- Judges’ Supplemental Pension Plan	Mar-15	10.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-14	n/a

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 7
CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2016
($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2016	2015
Cost

Opening cost	264	8,172	2,595	879	1,105	429	4,941	630	235	19,250	17,862
Add:
Additions during the year	23	519	171	95	202	29	431	9	223	1,702	1,534
Less:
Disposals and write downs	—	(58)	(43)	(13)	(17)	—	—	—	—	(131)	(146)
Settlements and reclassifications	2	34	(9)	33	(61)	4	70	14	(87)	—	—

Closing cost	289	8,667	2,714	994	1,229	462	5,442	653	371	20,821	19,250

Accumulated amortization

Opening accumulated amortization	—	3,317	1,798	612	—	70	1,895	97	—	7,789	7,278
Add:
Amortization	—	224	150	63	—	7	171	9	—	624	595
Less:
Accumulated amortization on disposals and write downs	—	(29)	(38)	(11)	—	—	—	—		(78)	(84)

Closing accumulated amortization	—	3,512	1,910	664	—	77	2,066	106	—	8,335	7,789

Net Book Value of Tangible Capital Assets	289	5,155	804	330	1,229	385	3,376	547	371	12,486	11,461

During the year, the Province capitalized $8 million of interest relating to assets under construction (2015 - $9 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 8

FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH
Manitoba Health, Healthy Living and Seniors
Addictions Foundation of Manitoba
CancerCare Manitoba
Diagnostic Services of Manitoba Inc.
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Not-for-Profit Personal Care Homes
Regional Health Authorities of Manitoba Inc.
Regional Health Authorities (including controlled organizations)
Interlake-Eastern Regional Health Authority
Northern Regional Health Authority Inc.
Prairie Mountain Health
Southern Health-Santé Sud
Winnipeg Regional Health Authority
Rehabilitation Centre for Children, Inc.
St.Amant Inc.

EDUCATION
Manitoba Education and Advanced Learning
Assiniboine Community College
Brandon University
Manitoba Learning Resource Centre
Public School Divisions
Public Schools Finance Board
Red River College
Université de Saint-Boniface
University College of The North
University of Manitoba
University of Winnipeg

FAMILY SERVICES
Manitoba Children and Youth Opportunities
Manitoba Family Services
First Nations of Northern Manitoba Child and Family Services Authority
First Nations of Southern Manitoba Child and Family Services Authority
General Child and Family Services Authority
Métis Child and Family Services Authority

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT
Manitoba Aboriginal and Northern Affairs
Manitoba Agriculture, Food and Rural Development
Manitoba Conservation and Water Stewardship
Manitoba Housing and Community Development
Manitoba Infrastructure and Transportation
Manitoba Jobs and the Economy
Manitoba Mineral Resources
Manitoba Municipal Government

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d
Abandonment Reserve Fund
Biodiesel Fund
Communities Economic Development Fund
Community Revitalization Fund
Co-operative Loans and Loans Guarantee Board
Cooperative Promotion Board
Crown Lands and Property Agency
Economic Development Winnipeg Inc. (See Note)
Entrepreneurship Manitoba
Ethanol Fund
Farm Machinery and Equipment Act Fund
Fish and Wildlife Enhancement Fund
Food Development Centre
Green Manitoba Eco Solutions
Industrial Technology Centre
Liquor and Gaming Authority of Manitoba
Manitoba Agricultural Services Corporation
Manitoba Community Services Council Inc.
Manitoba Development Corporation
Manitoba East Side Road Authority
Manitoba Habitat Heritage Corporation
Manitoba Hazardous Waste Management Corporation
Manitoba Horse Racing Commission
Manitoba Housing and Renewal Corporation
Manitoba Opportunities Fund Ltd.
Manitoba Potash Corporation
Manitoba Trucking Productivity Improvement Fund
Manitoba Water Services Board
Mining Community Reserve
Mining Rehabilitation Reserve Fund
Pineland Forest Nursery
Quarry Rehabilitation Reserve Fund
Research Manitoba
Veterinary Science Scholarship Fund
Waste Reduction and Recycling Support Fund

JUSTICE AND OTHER EXPENDITURES
Legislative Assembly
Executive Council
Civil Service Commission
Manitoba Finance
Manitoba Labour and Immigration
Manitoba Justice
Manitoba Multiculturalism and Literacy
Manitoba Tourism, Culture, Heritage, Sport and Consumer Protection

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d
Crown Corporations Council
Helen Betty Osborne Memorial Foundation
Financial Literacy Fund
Funeral Board of Manitoba
Insurance Council of Manitoba
Land Titles Assurance Fund
Le Centre culturel franco-manitobain
Leaf Rapids Town Properties Ltd.
Legal Aid Manitoba
Manitoba Arts Council
Manitoba Centennial Centre Corporation
Manitoba Combative Sports Commission
Manitoba Education, Research and Learning Information Networks (MERLIN)
Manitoba Film & Sound Recording Development Corporation
Manitoba Law Reform Commission
Manitoba Financial Services Agency
Materials Distribution Agency
Office of the Fire Commissioner
Pension Assets Fund
Public Guardian and Trustee of Manitoba
Special Operating Agencies Financing Authority
Sport Manitoba Inc.
Travel Manitoba
Vehicle and Equipment Management Agency
Venture Manitoba Tours Ltd.
Victims Assistance Fund
Vital Statistics Agency
Workplace Safety and Health Public Education Fund

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Deposit Guarantee Corporation of Manitoba
Manitoba Public Insurance Corporation
Workers Compensation Board of Manitoba
Finance:
Manitoba Liquor and Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department
Debt Retirement Account
Fiscal Stabilization Account

Note:

Economic Development Winnipeg Inc. is a government partnership.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 9
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2016
($ millions)

							Community, Economic
							and Resource
	Health		Education		Family Services		Development
	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	744	697	—	—	13	17
Fees and other revenue	559	567	708	643	35	27	731	762
Federal transfers	1,249	1,174	116	130	1	1	236	282
Contributions from entities within the Government Reporting Entity	67	59	70	64	—	—	1	—
Sinking funds and other investment earnings	—	4	32	49	—	—	42	40

TOTAL REVENUE	1,875	1,804	1,670	1,583	36	28	1,023	1,101

EXPENSE
Personnel services	3,540	3,406	2,958	2,847	192	182	388	427
Grants/Transfer payments	1,373	1,353	120	112	328	312	589	630
Transportation	65	61	32	33	4	4	23	26
Communication	17	17	24	23	4	3	14	13
Supplies and services	727	696	432	390	19	36	310	333
Social assistance related	—	—	5	4	696	628	743	732
Other operating	406	306	203	240	17	17	132	169
Debt servicing	47	49	152	146	2	1	240	254
Minor capital	19	20	76	63	1	1	6	10
Amortization	162	179	147	140	3	3	222	222

TOTAL EXPENSE	6,356	6,087	4,149	3,998	1,266	1,187	2,667	2,816

NET INCOME (LOSS) FOR THE YEAR	(4,481)	(4,283)	(2,479)	(2,415)	(1,230)	(1,159)	(1,644)	(1,715)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2015/16

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR For the Year Ended March 31, 2016 ($ millions)	SCHEDULE 9 (cont’d)

	Justice and		General Government		Adjustments (Note b)
	Other Expenditures		(Note a)				Total
	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	3,777	3,679	—	—	3,777	3,679
Other taxes	—	—	3,526	3,422	(33)	(34)	4,250	4,102
Fees and other revenue	294	225	—	4	(91)	(45)	2,236	2,183
Federal transfers	18	17	2,200	2,205	—	—	3,820	3,809
Contributions from entities within the Government Reporting Entity	—	1	731	950	(156)	(153)	713	921
Sinking funds and other investment earnings	178	176	6	—	—	—	258	269

TOTAL REVENUE	490	419	10,240	10,260	(280)	(232)	15,054	14,963

EXPENSE
Personnel services	654	569	9	15	75	66	7,816	7,512
Grants/Transfer payments	113	112	39	54	(384)	(380)	2,178	2,193
Transportation	11	12	16	6	2	(4)	153	138
Communication	14	18	—	—	1	—	74	74
Supplies and services	278	188	11	54	49	95	1,826	1,792
Social assistance related	4	4	—	—	(15)	—	1,433	1,368
Other operating	81	45	20	35	(33)	(21)	826	791
Debt servicing	414	384	—	—	—	7	855	841
Minor capital	8	—	1	1	4	(6)	115	89
Amortization	62	33	7	7	21	11	624	595

TOTAL EXPENSE	1,639	1,365	103	172	(280)	(232)	15,900	15,393

NET INCOME (LOSS) FOR THE YEAR	(1,149)	(946)	10,137	10,088	—	—	(846)	(430)

Note a:	The general government category includes revenue from sources that cannot be attributed to a particular sector.

Note b:	Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2016

SECTION 2	OTHER FINANCIAL REPORTS

TABLE OF CONTENTS

PAGE
Fiscal Stabilization Account (Audited)	50

Debt Retirement Account (Audited)	54

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2016 (“the statement”). The statement has been prepared by management based on section 65(1)(c)(ii) of The Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with The Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2016 is prepared, in all material respects, in accordance with section 65(1)(c)(ii) of The Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of Section 65(1)(c)(ii) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Unaudited Information

The Schedule of Supplementary Information has been presented as unaudited information. The financial information in this schedule is not covered by our report and accordingly, we do not express an opinion on the information.

Original document signed by
Norm Ricard

September 14, 2016	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2015/16

FISCAL STABILIZATION ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2016

	($ thousands)
	2016	2015
Transfer to Core Government operations	(105,010)	(55,000)

Account Balance, beginning of year	219,533	274,533

Account Balance, end of year	114,523	219,533

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2015/16

FISCAL STABILIZATION ACCOUNT

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2016

1.	The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.	Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(c)(ii) of The Financial Administration Act.

3.	Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year. As authorized under amendments to The Balanced Budget, Fiscal Management and Taxpayer Accountability Act, Part 4.1, during the economic recovery period the Minister is directed to transfer at least $600 million from the Fiscal Stabilization Account to the core government to support the amortization of increases in general purposes debt, including related interest expenses, attributable to negative net results for fiscal years within that period.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2015/16

FISCAL STABILIZATION ACCOUNT

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2016

	($ thousands)
	2016	2015
Account Balance, beginning of year	219,533	274,533
- Transfer for general purpose debt reduction	(105,010)	(55,000)
- Transfer to Core Government - allocated to general purposes	—	—

Account Balance, end of year	114,523	219,533

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2016 (“the statement”). The statement has been prepared by management based on section 65(1)(c)(i) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2016 is prepared, in all material respects, in accordance with section 65(1)(c)(i) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of section 65(1)(c)(i) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Original document signed by
Norm Ricard

September 14, 2016	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2015/16

DEBT RETIREMENT ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2016

	2016	2015
Account Balance, end of year	—	—

Notes to Financial Information

1.	The Debt Retirement Account was established under the authority of The Balanced Budget, Fiscal Management and Taxpayer Accountability Act (Act). The Debt Retirement Fund established under the Act is continued as the Debt Retirement Account. The purpose of the Account was to assist in the orderly repayment of debt pursuant to the Act.

2.	Transactions in the Debt Retirement Account are accounted for on an accrual basis. Transfers to the account are made in accordance with Sections 13(2) and 13(3) of the Act. Transfers from the account are made in accordance with Section 14(1) and 14(2) of the Act. The report on these transactions is made in accordance with Section 65(1)(c)(i) of The Financial Administration Act.

3.	In accordance with subsection 14(2) of the Act, which requires the balance of the debt retirement account to be transferred to the Core Government at least once every five years for the purpose of reducing general purpose debt, the Government transferred $145 million from the Debt Retirement Account to the Core Government on April 14, 2010.

4.	Subsection 13(2) of the Act was amended to not apply to those periods falling within the economic recovery period, ending March 31, 2016, and as a result there was no transfer from Core Government operations for the specific purpose of reducing general purpose debt and pension obligations. Consequently there was no transfer from the Debt Retirement Account for the specific purpose of providing for the future retirement of pension obligations in accordance with subsection 14(1) of the Act.